UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 15, 2010 (January 8, 2010)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001

(Address of principal executive offices) (ZIP Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition

The information set forth in Item 8.01 of this Current Report on Form 8-K under the heading “Determination of Estimated Per Share Value” is hereby incorporated by reference.

Item 8.01               Other Events.

Declaration of Distributions

On January 8, 2010, the Board of Directors (the “Board”) of Behringer Harvard Opportunity REIT I, Inc. (the “Company”) authorized distributions in a quarterly amount of $0.075 per share of common stock, which is equivalent to an annual distribution rate of 3% assuming the share was purchased for the Company’s initial public offering price of $10.00 per share, payable to the common stockholders of record at the close of business on December 31, 2009, the record date previously established by the Board on November 9, 2009.  The distributions will be paid in cash on or before February 16, 2010.  A portion of each distribution may constitute return of capital for tax purposes.  There is no assurance that distributions will continue or at any particular rate.

Determination of Estimated Per Share Value

On January 8, 2010, pursuant to the Company’s Amended and Restated Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), the Company’s Board established an estimated per share value of the Company’s common stock as of December 31, 2009 of $8.03, adjusted from the previous estimated per share value of $8.17.  This estimated per share value is being provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) Rules with respect to customer account statements and to assist fiduciaries of retirement plans subject to annual reporting requirements of ERISA in the preparation of their reports.

As with any valuation methodology, the Company’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete.  Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant.  The estimated per share value does not represent the fair value according to generally accepted accounting principles (“GAAP”) of the Company’s assets less its liabilities, nor does it represent the amount the Company’s shares would trade at on a national securities exchange or the amount an investor would obtain if the investor tried to sell his shares or if the Company liquidated its assets.

Methodology

The Company’s objective in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Board deems, after consultation with the Company’s advisor Behringer Harvard Opportunity Advisors I, LLC (the “Advisor”), to be appropriate valuation methodologies under then current circumstances in accordance with the Estimated Valuation Policy.  The following is a summary of the valuation methodologies used by the Company.

The Advisor estimated the value of the Company’s investments in improved operating real estate for purposes of calculating an estimated value per share by using a discounted cash flow analysis.  The Advisor estimated the value of the Company’s residential development asset by reviewing the estimated period to sell the remaining unsold residential units and recent sales prices of residential units sold in the property and estimated the proceeds from the sale of State of Missouri historical tax credits based on a consultant’s report and a commitment from a third party to purchase the tax credits.  The Advisor estimated the value of undeveloped, fully entitled, and fully improved land by reviewing comparable sales, tax rolls, and current or recent appraisals.  The Advisor estimated the value of fully entitled and partially improved land at the Company’s invested capital.  The Advisor estimated the value of a mineral lease by using a discounted cash flow analysis of the estimated proceeds from the mineral lease.

The Advisor used internally prepared cash flow estimates, terminal capitalization rates within historical average ranges and discount rates that fall within ranges the Advisor believes are used by similar investors.  The capitalization rate ranges and discount rate ranges were obtained from third-party service providers and the capitalization rate ranges were gathered for specific metro areas and applied on a property-by-property basis.  The cash flow estimates, capitalization rates, and discount rates for each property were selected by the Advisor’s real estate professionals based on their expertise in managing commercial real estate.

The Board believes that these valuation methodologies are industry standard and acceptable valuation methodologies.  The estimated values for the Company’s investments in real estate may not represent current market values or fair values as determined in accordance with GAAP.  Real estate is currently carried at its amortized cost basis in the Company’s financial statements.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for Company overhead and other costs that may be incurred, including any costs of any sale of the Company’s assets.  Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant.  The markets for real estate can fluctuate and values are expected to change in the future.

Limitations of Estimated Value Per Share

As mentioned above, the Company is providing this estimated value per share pursuant to the Estimated Valuation Policy, to assist broker dealers with clients who own shares of Common Stock of the Company in meeting their customer account statement reporting obligations and to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports.  The estimated value per share set forth above will first appear on customer account statements from the Company for the first quarter of 2010.  In addition, as of January 15, 2010, the Company will report this estimated value per share to fiduciaries of retirement plans preparing annual valuation statements and input the estimated value in the data system used by the Company that provides information to its investors and to broker dealers who have customers who have invested in the Company’s Common Stock.

As with any valuation methodology, the Company’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete.  Different parties with different assumptions and estimates could derive a different estimated value per share.  Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;
•

a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares would trade at the estimated value per share on a national securities exchange; or
•	the methodologies used to estimate the Company’s value per share would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

For further information regarding the limitations of the estimated value per share, see the Estimated Valuation Policy filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.  The estimated value per share has been determined as of December 31, 2009.  The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  The current downturn in the economy has had a negative effect on commercial property values, and has severely limited access to the capital markets.  As a result, this valuation represents asset values that the Company believes are quite depressed.  As required by the Estimated Valuation Policy, the Company currently expects to update its estimated value per share annually.

Generally, the Company does not anticipate selling its assets until the economy has improved, and it can have the opportunity to realize additional value.  The Company is diligently working to secure new leases with quality tenants to increase net operating income and the ultimate value of our assets, to complete, market, and sell development assets, and to execute on other value creation strategies.  The Company is also trying to minimize expenses when possible.

Share Purchase Price for Distribution Reinvestment Plan

In accordance with the Company’s Third Amended and Restated Distribution Reinvestment Plan (the “DRP”), beginning with reinvestments made after January 15, 2010, distributions may be reinvested in shares of our common stock at a price of $8.03 per share, which is the estimated per share value disclosed above.  The DRP price for the most recent distribution reinvestment in November 2009 was $8.17 per share.

Share Redemption Price for Share Redemption Program

In accordance with the Company’s Third Amended and Restated Share Redemption Program, as of January 15, 2010, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care, will be the lesser of (a) $8.03, which is the estimated per share value disclosed above, less the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our Board, distributed to stockholders after such estimated per share value was determined (the “Valuation Adjustment”), and (b) the average price per share that investor paid for his shares less the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the Board, distributed to stockholders prior to the redemption date (the “Special Distributions”).

For all other ordinary redemptions, the per share redemption price will be the lesser of (i) $7.23, which is 90% of the estimated per share value disclosed above, less any Valuation Adjustment and (ii) 90% of the average price per share that the investor paid for his shares less any Special Distributions.  However, as previously disclosed, the Company has suspended redemptions other than exceptional redemptions until further notice.

Forward Looking Statements

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s management’s view only as of the date of this Report.  The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: January 15, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal